EXECUTION VERSION

PURCHASE AND ASSUMPTION AGREEMENT
by and between NATIONWIDE BANK,
as Seller, and
BOFI FEDERAL BANK,

as Purchaser

Dated as of August 2, 2018

TABLE OF CONTENTS    Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION    1

1.1	Definitions. 1

1.2	Interpretation Provisions 9
ARTICLE 2 PURCHASE AND SALE    10

2.1	Purchase and Sale of Acquired Assets 10

2.2	Excluded Assets 10

2.3	Assumed Liabilities 11

2.4	Excluded Liabilities 11
ARTICLE 3 PURCHASE PRICE; CLOSING    12

3.1	Purchase Price; Payments at or Before Closing 12

3.2	Closing 13

3.3	Seller Closing Deliveries 13

3.4	Purchaser Closing Deliveries 13

3.5	Adjustment of Purchase Price and Settlement Amount 14
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER    15

4.1	Organization, Power and Standing 15

4.2	Authority; Non-Contravention; Permits 15

4.3	Approvals and Consents 16

4.4	Title to Acquired Assets 16

4.5	Deposits and Certificates of Deposit 16

4.6	Compliance with Law 17

4.7	Litigation 17

4.8	Books and Records 17

4.9	IRAs 17

4.10	Available Funds 17

4.11	No Brokers or Finders 18

4.12	Taxes and Tax Returns. 18

4.13	Exclusivity of Representations 18
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER    18

5.1	Organization, Power and Standing 18

5.2	Authority; Non-Contravention; Permits 19

5.3	Regulatory Matters and Consents 19

5.4	Compliance with Law 20
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TABLE OF CONTENTS    Page

5.5	Litigation 20

5.6	No Brokers or Finders 20

5.7	Exclusivity of Representations 21
ARTICLE 6 COVENANTS    21

6.1	Purpose of Agreement 21

6.2	Conduct Prior to Closing 21

6.3	Exclusive Dealing 22

6.4	Access to Information; Confidentiality 22

6.5	Governmental Approvals 22

6.6	Brokered CD Deposits 23

6.7	Transfer Taxes 23

6.8	Additional Actions 23

6.9	Non-Solicitation of Accounts 24

6.10	Books and Records 24

6.11	Change of Name 24

6.12	Branch 24

6.13	Transition Plan 24
ARTICLE 7 TRANSITIONAL MATTERS    24

7.1	Customers 24

7.2	Direct Deposits 25

7.3	Direct Debits 26

7.4	Wires 27

7.5	Interest Reporting and Withholding 27

7.6	Errors 28

7.7	Data Processing Conversion and Handling of Certain Items 28

7.8	Actions with Respect to IRA Deposits 28

7.9	Access to Records 29

7.10	Taxes 30
ARTICLE 8 CONDITIONS    30

8.1	Conditions to the Obligation of the Parties 30

8.2	Conditions to the Obligations of Purchaser 30

8.3	Conditions to the Obligations of Seller 31
ARTICLE 9 TERMINATION    31

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TABLE OF CONTENTS    Page

9.1	Termination 31

9.2	Effect of Termination 32
ARTICLE 10 INDEMNIFICATION AND REMEDIES    32

10.1	Survival 32

10.2	Indemnification 33

10.3	Limitations on Indemnification. 33

10.4	Sole and Exclusive Remedy. 34

10.5	Procedure for Claims 35
ARTICLE 11 MISCELLANEOUS    36

11.1	Public Announcements 36

11.2	Expenses 36

11.3	Notices 36

11.4	Entire Agreement; Modification 37

11.5	Severability 37

11.6	No Waiver; Cumulative Remedies 38

11.7	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 38

11.8	Counterparts 38

11.9	Assignments 39

11.10	No Third Party Beneficiaries 39

11.11	Further Assurances 39
Exhibits and Schedules

Exhibit A    Form of Assignment and Assumption Agreement Exhibit B    Form of Bill of Sale

Seller Disclosure Letter

Schedule 1    Brokered CD Deposits; Master Certificates of Deposits

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PURCHASE AND ASSUMPTION AGREEMENT

This PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of August 2, 2018, by and between Nationwide Bank, a federal savings bank (“Seller”), and BofI Federal Bank, a federal savings bank (“Purchaser”). Each of Seller and Purchaser may be referred to, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, Seller desires to sell, assign or otherwise transfer, and Purchaser desires to purchase and accept, the Acquired Assets (as defined below), subject to the terms and conditions described in this Agreement; and

WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain of Seller’s liabilities, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

ARTICLE 1 DEFINITIONS AND CONSTRUCTION

1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings designated to them under this Article 1, unless otherwise specifically indicated:

“Accrued Interest” shall mean, as of the Closing Date, with respect to any Deposit, interest, dividends, fees and charges which are accrued on such Deposit up to and including such Closing Date and not yet posted to the relevant deposit account.

“ACH” shall have the meaning set forth in Section 7.2.

“ACH Entries” shall have the meaning set forth in Section 7.2(a).

“ACH Entries Cut-Off Date” shall have the meaning set forth in Section 7.2(a). “Acquired Assets” shall have the meaning set forth in Section 2.1.
“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Affiliate” shall mean, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” “controlled by” or “under common control with” shall mean the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean, collectively, the Assignment and Assumption Agreement and the Bill of Sale.

“Assignment and Assumption Agreement” shall mean the agreement for the assignment to Purchaser of Seller’s rights in, to and under the intangible Acquired Assets, and the assumption by Purchaser of the Assumed Liabilities, to be entered into between Seller and Purchaser on the Closing Date, in the form of Exhibit A.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“ATM” shall mean an automated teller machine operated in the ordinary course of Seller’s business.

“Bill of Sale” shall mean the bill of sale for the conveyance of the tangible Acquired Assets, to be entered into between Seller and Purchaser on the Closing Date, in the form of Exhibit B.

“BINs” shall mean bank identification numbers with respect to any of the ATM or debit cards associated with the Deposits.

“Books and Records” shall mean books, records, manuals, documents, files, notes, materials and other information maintained in the ordinary course of business and primarily concerning the Deposits, Acquired Assets and Assumed Liabilities in Seller’s or any Affiliate’s possession and physical control; provided, however, that “Books and Records” does not include the Excluded Books and Records.

“Branch” shall mean the branch office of Seller listed on Schedule 1.1(a) of the Seller Disclosure Letter.

“Branch Assets” shall mean the furniture, fixtures, equipment, leasehold improvements related to ATMs and other assets owned by Seller and located in the Branch and used or held for use in the business or operation of the Branch.

“Brokered CD Deposits” shall mean all certificates of deposit or other accounts of Seller that have been placed through a deposit broker, as defined under section 29 of the FDIA or the regulations issued thereunder, or other intermediary for which Seller or an Affiliate has incurred liability for payment or a commission or other remuneration to such broker or intermediary existing on the Closing Date, including those listed on Schedule 1 delivered as of the Closing Date, but excluding any and all Excluded IRA Deposits.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cash” shall mean all petty cash, vault cash, prepaid postage and teller cash in the Branch as well as ATM cash in each ATM listed on Schedule 2.1(d) of the Seller Disclosure Letter.

“Chosen Courts” shall have the meaning set forth in Section 11.7.

“Claim” shall have the meaning set forth in Section 10.5(a). “Clearing Account” shall have the meaning set forth in Section 7.7(c). “Closing” shall have the meaning set forth in Section 3.2.
“Closing Date” shall have the meaning set forth in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement as of December 3, 2013, between Purchaser and Sandler O’Neill & Partners, L.P.

“Consent” shall mean any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Entity.

“Contract” shall mean all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, confidentiality agreements, licenses, instruments, notes, options and warranties to which Seller is a party or by which Seller is bound.

“Controlling Party” shall have the meaning set forth in Section 10.5(b). “Conversion” shall have the meaning set forth in Section 6.1.
“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.

“Core Deposits” shall mean all active and open IRAs, certificates of deposit, demand deposits, money market deposits, savings deposits and other deposit accounts of Seller existing on the Closing Date, but excluding Brokered CD Deposits.
“Correction Amount” shall have the meaning set forth in Section 3.5(d).

“Court Order” shall mean any judgment, decision, decree, consent decree,writ injunction, ruling or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

“Covered Period” shall have the meaning set forth in Section 7.4.

“Customers” shall mean, individually and collectively, the Persons named as the owners of the deposit accounts relating to the Deposits.

“Damages” shall mean any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable attorneys’ fees and expenses).

“Defending Party” shall have the meaning set forth in Section 10.5(a).

“Deposits” shall mean the Brokered CD Deposits and the Core Deposits, in each case, excluding the Excluded Deposits and the Excluded IRA Deposits.
“Eligible Insurance Proceeds” shall have the meaning set forth in Section 10.3(d). “Encumbrance” shall mean any lien, mortgage, deed of trust, right-of-way, right of setoff, assessment, security interest, pledge, lease, attachment, adverse claim, levy, charge, easement, restriction, license, encumbrance or other similar restriction or any conditional sale Contract, title retention Contract or other Contract giving rise to any of the foregoing.

“Escheat Deposits” shall mean Deposits and associated checks which become subject to escheat, prior to the Closing Date, to any Governmental Entity pursuant to applicable unclaimed property laws.
“Estimated Payment Amount” shall have the meaning set forth in Section 3.1(b). “Estimated Purchase Price” shall mean the Purchase Price as of the close of business on the date that is eight Business Days prior to the Closing Date.

“Estimated Settlement Amount” shall mean, as of the close of business on the date that is eight Business Days prior to the Closing Date, the aggregate amount equal to:

(a)    the aggregate principal balance of, plus Accrued Interest on, the Deposits;
minus

(b)	2% of the aggregate principal balance of demand deposits, money market deposits and savings deposits that are Deposits.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Books and Records” shall mean those portions of (a) Seller’s corporate books and records of internal corporate proceedings (including minute books), tax records, accounting records, internal reports relating to the business activities of Seller that are not principally related to the Deposits, work papers, any other books and records which, in each case, Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain, and (b) books, records, and documents of Seller and any of its Affiliates containing or reflecting any of the communications (regardless of medium) between Seller or any of its respective Affiliates, on the one hand, and its legal counsel, on the other hand, including the work product of legal counsel with respect to the transactions contemplated by this Agreement and all rights with respect to any of the foregoing.

“Excluded Deposits” shall mean (a) all Deposits held in an omnibus account, including those held in a trust or fiduciary capacity, (b) all Deposits brokered through the IND Promontory platform, (c) all Deposits held in account for public entities, (d) all Escheat Deposits, (e) all Excluded IRA Deposits, and (f) all Deposits described on Schedule 1.1(b) of the Seller

Disclosure Letter, as such Schedule 1.1(b) is modified or otherwise updated as of the Closing Date.

“Excluded Fixed Assets” shall mean all Branch Assets, other than any Fixed Assets, including (a) all artwork, supplies, signs, marketing aids, trade fixtures or equipment specifically identifying or relating to Seller or any of its Affiliates or containing any trade name, trademark or service mark, logo or corporate name or other symbol of Seller or any of its Affiliates and located in the Branch on the Closing Date; (b) all software, source and object code, associated licenses, user manuals and related documents and all updates, upgrades or other revisions to such assets and all copies or duplicates of such assets located in the Branch on the Closing Date;
(c)    all electronic mail records and databases; (d) all Internet domain names and uniform resource locators; (e) data circuits and communications equipment including, but not limited to, routers, hubs and switches; and (f) security equipment and systems including, but not limited to, any and all proprietary locks, camera equipment, communication devices and recording equipment.
“Excluded IRA Deposits” shall have the meaning specified in Section 7.8. “Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended (12 U.S.C. § 1811 et seq.).

    “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Closing Statement” shall mean a statement, in a form to be mutually agreed upon in good faith by the Parties, setting forth the calculation of the Purchase Price and the Settlement Amount as of the Closing Date.

“Final Payment Amount” shall mean the Final Settlement Amount minus the Final Purchase Price.
“Final Purchase Price” shall have the meaning set forth in Section 3.5(b). “Final Settlement Amount” shall have the meaning set forth in Section 3.5(b).
“Fixed Assets” shall mean only those assets specifically listed on Schedule 2.1(c) of the Seller Disclosure Letter, which may be amended by the mutual agreement of the Parties between the date of this Agreement and the Closing Date.

“Fraud” shall mean actual and intentional fraud, which does not include constructive fraud or negligent or reckless misrepresentation or omission with respect to the making of the representations and warranties pursuant to Articles 4 and 5, as applicable.

“Fundamental Representations” shall mean, with respect to Seller, the representations in Sections 4.1, 4.2(a), 4.2(b), 4.2(c)(i), and 4.4 and, with respect to Purchaser, the representations in Sections 5.1, 5.2(a), 5.2(b), and 5.2(c)(i).

“GAAP” shall mean U.S. generally accepted accounting principles.
“General Survival Period” shall have the meaning set forth in Section 10.1(a). “Governmental Entity” shall mean any national, supranational, federal, state, local, provincial or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
“IFRS” shall mean International Financial Reporting Standards. “Indemnified Parties” shall have the meaning set forth in Section 10.2(b). “Indemnifying Party” shall have the meaning set forth in Section 10.5(a).
“Initial Closing Statement” shall mean a statement, in a form to be mutually agreed upon in good faith by the Parties, setting forth Seller’s good faith estimate of the Estimated Purchase Price and the Estimated Settlement Amount.

“Intellectual Property” shall mean all intellectual property rights arising under the Laws of the United States or any other jurisdiction with respect to the following: (a) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress, and similar rights and applications to register any of the foregoing; (b) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”);
(c)copyrights and registrations and applications therefore (collectively, “Copyrights”); and
(d)know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“IRA” shall mean an “individual retirement account,” or a similar account created by a trust, for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.

“IRS” shall mean the Internal Revenue Service of the United States or any successor thereto.

“ITM” shall mean an interactive teller machine operated in the ordinary course of Seller’s business.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Material Adverse Effect” shall mean any event, occurrence, effect, matter, change, development or state of facts that (a) is materially adverse to the Deposits or Seller’s business relating to the Deposits, in each case taken as a whole, or (b) prevents, materially delays or materially impairs, or would be reasonably likely to prevent, materially delay or materially impair, the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, “Material Adverse Effect” shall not include any circumstance, change in or effect on the Deposits or Seller’s business relating to the Deposits to the extent arising out of or attributable to (i) changes in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities or acts of terrorism to the extent not directly impacting facilities or systems relating to the Deposits),
(ii)changes after the date hereof in general financial and capital market conditions, including interest rates, or changes therein, (iii) changes in general industry conditions affecting the banking industry generally, (iv) changes in law, IFRS, GAAP or regulatory accounting principles, or authoritative interpretations thereof, (v) any action or omission required to be taken or required to be omitted to be taken pursuant to the express terms of this Agreement, or (vi) the public announcement of this Agreement or the transactions contemplated hereby; except to the extent any such circumstance, change or effect arising out of or attributable to clauses (i), (ii) and
(iii)is disproportionately adverse to the business, operations, results of operations or the financial condition of the Deposits, taken as a whole, as compared to other similar companies in the banking industry generally.
“Non-Controlling Party” shall have the meaning set forth in Section 10.5(b). “Non-Defending Party” shall have the meaning set forth in Section 10.5(a). “Notice of Insurance” shall have the meaning set forth in Section 10.3(d). “Objection Notice” shall have the meaning set forth in Section 3.5(b).
“Organizational Documents” shall mean, as to any Person, as applicable, its certificate of incorporation and by-laws, its certificate of formation and limited liability company agreement, or any equivalent documents under the Law of such Person’s jurisdiction of organization.
“Outstanding Items” shall have the meaning set forth in Section 7.7(c). “Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.1.
“Permitted Encumbrance” shall mean (a) statutory liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business which is (i) not yet due, payable, delinquent or subject to penalties for non-payment or (ii) being contested in good faith,
(b)liens for current Taxes, assessments and governmental charges (i) not yet due, payable, delinquent or subject to penalties for non-payment or (ii) being contested in good faith, and
(c)obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.
“Potential Contributor” shall have the meaning set forth in Section 10.3(f). “Pre-Closing Period” shall have the meaning set forth in Section 6.2. “Purchase Price” shall have the meaning set forth in Section 3.1(a). “Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.2(a). “Purchaser Taxes” shall have the meaning set forth in Section 10.5(b).
“Qualifying Loss” shall mean $500; provided, that in calculating whether such threshold for a Qualifying Loss has been met, multiple occurrences of a similar event and/or events originating from a single or related cause shall be accumulated and treated as a single occurrence of Damages.

“Regulatory Approvals” shall mean the Consents from Governmental Entities set forth on Schedule 1.1(c) of the Seller Disclosure Letter, which schedule shall also specify which Party shall be required to make the filing for and receive each Regulatory Approval.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Disclosure Letter” shall have the meaning set forth in Article 4.
“Seller Indemnified Parties” shall have the meaning set forth in Section 10.2(b). “Seller Taxes” shall have the meaning set forth in Section 10.5(b).
“Settlement Amount” shall mean, as of the Closing Date, the aggregate amount equal to:
(a)    the aggregate principal balance of, plus Accrued Interest on, the Deposits;
minus

(b)    2% of the aggregate principal balance of demand deposits, money market deposits and savings deposits that are Deposits.

“Tax Claim” shall have the meaning set forth in Section 10.5(b).

“Taxes” shall mean any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other similar tax, including any interest, penalty or addition thereto.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” shall have the meaning set forth in Section 9.1(a)(v).
“Third Party” shall mean any Person other than the Parties or their respective Affiliates. “Third Party Claim” shall have the meaning set forth in Section 10.5(a).
“Transfer Taxes” shall mean all sales, use, value added, stamp, registration, filing, transfer or similar taxes, together with interest, penalties and additions thereto, but not including taxes on net income or gain.
“Transition Plan” shall have the meaning set forth in Section 6.13. “Unauthorized ACH Entry” shall have the meaning set forth in Section 7.2(b). “Wires” shall have the meaning set forth in Section 7.4.

1.2	Interpretation Provisions.

(a)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)    The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”

(c)    References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e)    Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(f)    The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(g)    The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

(h)	References to “written” or “in writing” include in electronic form.

(i)    The phrase “to Seller’s knowledge” or “knowledge” of Seller (or similar phrases) means the actual knowledge of the individuals listed on Schedule 1.2(i) of the Seller Disclosure Letter, upon reasonable inquiry.

ARTICLE 2 PURCHASE AND SALE

2.1    Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept, all of Seller’s title and interest in and to the Acquired Assets. As used in this Agreement, “Acquired Assets” shall mean:

(a)	the Books and Records;

(b)	the BINs;

(c)	the Fixed Assets listed on Schedule 2.1(c) of the Seller Disclosure Letter;

(d)	the ATMs and ITMs listed on Schedule 2.1(d) of the Seller Disclosure
Letter; and

(e)	all claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent specifically relating to any Assumed Liabilities or the Acquired Assets.

2.2    Excluded Assets. The Acquired Assets shall not include, and there shall be excluded from the sale, conveyance, assignment, transfer or delivery to Purchaser hereunder, and Seller shall retain all of its existing right, title and interest in and to, any assets, properties, rights or interests other than those specifically listed or described in Section 2.1 (all such assets, properties, rights or interests not so listed or described, collectively, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include, and the Acquired Assets shall not include:

(a)all of Seller’s cash (including the Cash), cash equivalents, and marketable securities;

(b)	all of Seller’s bank accounts;

(c)	any losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of Seller;

(d)	the Excluded Books and Records and other documentation and information of Seller other than the rights and assets transferred pursuant to Section 2.1;

(e)	the Excluded Fixed Assets;

(f)	all tangible personal property of Seller other than tangible Acquired Assets;

(g)	all real property of Seller;

(h)	all Intellectual Property of Seller;

(i)	any rights, claims, and causes of action relating to this Agreement or any Ancillary Agreements; and

(j)
all claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any Excluded Liabilities or the Excluded Assets.

2.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, and agree to pay or otherwise perform or discharge when due, all Liabilities arising on or after the Closing Date and to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the “Assumed Liabilities”):
(a)    the Acquired Assets;

(b)	the Customers and Deposits; and
(c)    all Liabilities for any Taxes of, arising out of or relating to (i) the Acquired Assets, (ii) the Assumed Liabilities or (iii) the consummation of the transactions contemplated by this Agreement.

2.4    Excluded Liabilities. Except as specifically listed or described in Section 2.3, pursuant to this Agreement, Purchaser shall not assume, nor become responsible for, any other Liability of Seller, including the Excluded Deposits and Liabilities in respect of or relating to the Acquired Assets to the extent arising prior to the Closing (collectively, the “Excluded

Liabilities”). For the avoidance of doubt, the Excluded Liabilities shall include, and the Assumed Liabilities shall not include:

(a)    any Liabilities related to the Customers or Deposits with respect to the period prior to the Closing;

(b)    any Liabilities or obligations to any employee of Seller of any kind, including without limitation with respect to the terms of employment, separation, benefits, working conditions, claims under any law or regulation, and any other rights or obligations of Seller to its employees at any time;

(c)	any Liabilities or other matters related to the Conversion;

(d)	any Liabilities related to, or obligations of Seller to, any Governmental Entity;

(e)	any fees or other obligations of Seller to Sandler O’Neill Mortgage Finance L.P.;

(f)	any Liabilities for payment or a commission or other remuneration to any broker or intermediary with respect to any Brokered CD Deposit or any other Deposit;
(g)    any Liabilities with respect to any and all Intellectual Property, know-how and trade secrets owned or licensed by Seller;

(h)    any Liabilities of Seller related to Seller’s performance of its obligations under Section 7.6; and

(i)    any unamortized broker commissions with respect to any of the Brokered CD Deposits or any other Deposits.

ARTICLE 3 PURCHASE PRICE; CLOSING

3.1    Purchase Price; Payments at or Before Closing.

(a)    The purchase price for the Acquired Assets (the “Purchase Price”) shall be an amount equal to the fair market value, as determined by the Seller in good faith, of (i) all of the ATMs and ITMs listed on Schedule 2.1(d) of the Seller Disclosure Letter and (ii) the Fixed Assets listed on Schedule 2.1(c) of the Seller Disclosure Letter.

(b)    On or prior to the fifth Business Day immediately preceding the Closing Date, Seller shall deliver the Initial Closing Statement to Purchaser. Such delivery shall include without limitation updated Schedules to this Agreement prepared by Seller, all supporting work papers and calculations. Such deliveries shall be in electronic form and in such detail as reasonably required by Purchaser. On the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Acquired Assets and the assumption of the Assumed Liabilities, at the Closing, Seller shall pay to Purchaser an amount in immediately available funds, by wire transfer or other means agreed by Purchaser, equal to the difference of the Estimated Settlement Amount less the Estimated Purchase Price (such amount, the “Estimated Payment Amount”), calculated based on the Initial Closing Statement, and as reasonably agreed by Seller and Purchaser prior to the Closing, and subject to adjustment as set forth in Section 3.5.

3.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the sale, conveyance, assignment, transfer and delivery of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (collectively, the “Closing”) shall take place via the delivery of executed documents and applicable closing deliverables through personal delivery, electronic mail, or electronic signature by each Party and their respective counsel at 10:00 A.M., New York City time, on the date that is three Business Days after the later of (a) satisfaction or waiver of the conditions precedent to Closing specified in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) November 16, 2018, or at such other time and place as Purchaser and Seller mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

3.3    Seller Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a)    the Estimated Payment Amount, by wire transfer of immediately available funds to a bank account or accounts designated by Purchaser at least five Business Days prior to the Closing Date;

(b)	each of the Ancillary Agreements duly executed by Seller;
(c)    the resignation of Seller as trustee or custodian, as applicable, with respect to each IRA included in the Deposits and the appointment of Purchaser as successor trustee or custodian with respect thereto (but excluding, for the avoidance of doubt, the Excluded IRA Deposits), effective at the close of business on the Closing Date;

(d)    a certificate, dated the Closing Date, signed by a duly authorized officer of Seller, certifying the fulfillment of the conditions set forth in Sections 8.2(a) and 8.2(b), and such other matters as Purchaser may reasonably require; and

(e)	updated schedules (as applicable) as of a date agreed upon by the Parties.

3.4    Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)    each of the Ancillary Agreements duly executed by Purchaser;

(b)    Purchaser’s acceptance of its appointment as of the close of business on the Closing Date as successor trustee or custodian, as applicable, with respect to each IRA included in the Deposits and its assumption of the legal obligations of the trustee or custodian with respect thereto; and

(c)    a certificate, dated the Closing Date, signed by a duly authorized officer of Purchaser, certifying the fulfillment of the conditions set forth in Sections 8.3(a) and 8.3(b).

3.5	Adjustment of Purchase Price and Settlement Amount.
(a)    No later than 15 days after the Closing Date, Purchaser shall deliver to Seller the Final Closing Statement together with reasonably detailed documentation to support the calculations contained therein.
(b)    Within 30 days after receipt of the Final Closing Statement, Seller will notify Purchaser in writing (such writing, an “Objection Notice”) if Seller believes that there were any inaccuracies in the preparation of the Final Closing Statement that require an adjustment of the Purchase Price or Settlement Amount, as calculated based on the information contained in the Final Closing Statement (as adjusted pursuant to this Section 3.5, the “Final Purchase Price” and “Final Settlement Amount,” respectively). The Objection Notice must set forth Seller’s calculation of the Final Purchase Price and/or Final Settlement Amount correcting for any inaccuracies and differences contained therein and must contain reasonably detailed documentation to support the calculations contained in the Objection Notice. If no Objection Notice is received on or before the last day of such 30-day period, then the Final Closing Statement delivered to Seller shall be final and binding on the Parties.

(c)    If Purchaser and Seller are unable to resolve all of their disagreements with respect to the Final Purchase Price and/or Final Settlement Amount and the Final Closing Statement within 30 days following Purchaser’s receipt of the Objection Notice, Purchaser and Seller shall promptly select a mutually agreeable nationally recognized independent accounting firm to determine whether and to what extent the Final Purchase Price and/or Final Settlement Amount requires adjustment based only on the remaining disagreements submitted to such firm. Such accounting firm shall be instructed to deliver a written determination to Purchaser and Seller resolving the disputed items within 15 days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the Parties. The fees and disbursements of any such accounting firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the accounting firm that is unsuccessfully disputed by each such Party (as finally determined by the accounting firm) bears to the total amount of such remaining disputed items so submitted. Purchaser and Seller shall make readily available to such firm all relevant books and records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) relating to the Initial Closing Statement, the Final Closing Statement and all other items reasonably requested by such firm.

(d)    After the Final Closing Statement has become final and binding on the Parties or the Final Purchase Price and/or Final Settlement Amount is binding on the Parties, Purchaser will promptly pay to Seller (if negative), and Seller will promptly pay to Purchaser the absolute value (if positive), the result of (i) the Final Payment Amount if an Objection Notice was sent, or the Final Closing Statement if no Objection Notice was sent; minus (ii) the Estimated Payment Amount (the absolute value of such formula being referred to herein as the “Correction Amount”), in immediately available funds (in U.S. dollars) to an account designated by Seller or Purchaser, respectively. Payment of the Correction Amount will be accompanied by a payment of interest on such Correction Amount for the period from and including the Closing Date to but excluding the date of payment of such Correction Amount at the Federal Funds Rate in effect on the Closing Date.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes, as of the date hereof, the following representations and warranties to Purchaser, except as otherwise set forth in the written disclosure schedules attached hereto (the “Seller Disclosure Letter”); it being understood that all disclosure made in any particular schedule shall be deemed made in all other schedules in the Seller Disclosure Letter if it is reasonably apparent that such disclosure applies or would apply to such other representations and warranties. The schedules in the Seller Disclosure Letter are numbered to correspond to the various Sections and subsections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement:

4.1    Organization, Power and Standing. Seller is a federally chartered savings bank, duly organized, validly existing and in good standing under the Laws of each state in which it is located or authorized to do business. Seller has the requisite corporate power and authority to conduct its business related to the Deposits. Seller is duly qualified to do business and in good standing in each jurisdiction where its business related to the Deposits requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on, or prevent, or materially impair or delay the ability of Seller to consummate, the transactions contemplated by this Agreement.

4.2	Authority; Non-Contravention; Permits.
(a)    Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. As of the Closing, Seller will have the requisite corporate power and authority to execute and deliver each Ancillary Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller. As of the Closing, the execution and delivery of each Ancillary Agreement by Seller, the performance by Seller of its obligations thereunder and the consummation by Seller of the transactions contemplated thereby, will have been duly authorized by all necessary corporate action on the part of Seller.
(b)    This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and, as of the Closing, each Ancillary Agreement will have been duly executed and delivered by Seller and will constitute a valid and binding obligation of Seller, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c)    The execution and delivery of this Agreement by Seller do not, and, subject to the receipt of all Regulatory Approvals in respect of the transactions herein contemplated, the execution and delivery of each Ancillary Agreement by Seller as of the Closing, the performance by Seller of its obligations hereunder or thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby will not,
(i) contravene any provision of the Organizational Documents of Seller, (ii) constitute a breach, violate the terms, conditions or provisions of, or result in a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract,
(iii) result in the creation of any Encumbrance upon the Deposits or create a Liability for Purchaser or (iv) violate in any material respect any provision of any Law to which Seller is subject, except, in the case of clause (ii), (iii) or (iv) above, for any such breaches, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, prevent, or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement.

(d)    Seller has all permits, licenses and registrations issued by or obtained from a Governmental Entity that are required in connection with the Deposits.

4.3    Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any Consents required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for Regulatory Approvals, there are no Consents of any other Third Party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

4.4    Title to Acquired Assets. As of the Closing, Seller has good and valid title to the Acquired Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

4.5	Deposits and Certificates of Deposit.
(a)    The Deposits are insured to applicable limits by the FDIC in accordance with the FDIA, and Seller has paid all premiums and assessments when due and has filed all reports required to be filed by it with the FDIC concerning the Deposits.
(b)    Assuming receipt of all Regulatory Approvals, the Deposits are transferable at the Closing to Purchaser and are not subject to any material judgment, decree or order of any Governmental Entity, other than such ordinary course judgments, decrees, orders and levies, including tax liens and domestic relations garnishments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    The deposit agreements and other documents relating to the Deposits to be delivered or made available to Purchaser will be those (i) that are necessary to establish the amounts or other terms of the Deposits, (ii) that will govern the terms of the Deposit accounts and (iii) that evidence the Deposits. The Deposit accounts were opened and originated in compliance with applicable Law in all material respects. The documentation relating to each Deposit account complies in all material respects with applicable Law, and each Deposit account has been administered in compliance in all material respects with the terms of the relevant documents and all applicable Laws.

(d)    The Master Certificates of Deposit evidencing aggregated Brokered CD Deposits have been originated and administered by Seller in accordance with the terms of the respective documents governing each of such Master Certificates of Deposit and all applicable Laws and regulations, in each case in all material respects. Individual Deposits represented by each Master Certificate of Deposit have been originated, sold and administered in accordance with the terms of the respective agreements relating to such Master Certificate of Deposit, in each case in all material respects. The assumption of the Deposits by Purchaser is permitted by the terms of each Master Certificate of Deposit and any and all related agreements. All of the Master Certificates of Deposit are listed on Schedule 1.

4.6    Compliance with Law. Seller is in compliance with all Laws applicable to the Deposits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and Seller has not received any written or, to Seller’s knowledge, oral notice alleging any noncompliance with any applicable Law with respect to its operations relating to the Deposits or that Seller is under any investigation by any Governmental Entity for such alleged noncompliance with respect to its operations relating to the Deposits, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any issue that is specifically addressed by any other representation or warranty set forth herein.
4.7    Litigation. There is no Action pending or, to Seller’s knowledge, threatened in writing against Seller in connection with the Deposits or the transactions contemplated hereby, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair or delay Seller’s ability to consummate the transactions contemplated hereby.
4.8    Books and Records. The Books and Records accurately reflect in all material respects information regarding the Deposits.
4.9    IRAs. With respect to each IRA that is a Deposit, Seller has complied in all material respects with all applicable Laws relating to such IRA (including Section 4975 of the Code).
4.10    Available Funds. Seller will have as of the Closing Date sufficient funds and capital to consummate the transactions contemplated by this Agreement. Seller is, and immediately upon consummation of the transactions contemplated hereby will be, “well capitalized,” as defined in the FDIA.

4.11    No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated hereby other than Sandler O’Neill Mortgage Finance L.P., whose fees or commissions shall be paid solely by Seller or an Affiliate of Seller.

4.12    Taxes and Tax Returns. All material Tax Returns with respect to the Acquired Assets or the Assumed Liabilities that are required to be filed (taking into account any extension of time within which to file) before the Closing Date have been duly and timely filed, such Tax Returns are correct, true and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been timely paid in full, withheld and/or timely remitted to the appropriate Governmental Entity, as applicable. There are no unpaid income Taxes with respect to the Acquired Assets or Assumed Liabilities that, if remain unpaid after the Closing, would become payable by Purchaser. Seller has withheld and remitted to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with the Acquired Assets or the Assumed Liabilities. Through the 2017 Tax year, Seller has sent to each account holder, to the extent required by applicable Law, with respect to the Deposits, all Internal Revenue Service forms required by Law (or a substitute form permitted by Law) relating to the interest, earnings, or dividends paid on the Deposits for those periods.

4.13    Exclusivity of Representations. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY PURCHASER PURSUANT TO SECTION 3.4(c), (A) PURCHASER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) SELLER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes, as of the date hereof, the following representations and warranties to Seller:
5.1    Organization, Power and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the United States. Purchaser has the requisite corporate power and authority to own and operate its business as presently conducted. Purchaser is duly qualified to do business and in good standing in each jurisdiction where the operations of its business requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

5.2	Authority; Non-Contravention; Permits.

(a)    Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement by Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser.

(b)    This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, and, as of the Closing, each Ancillary Agreement will have been duly executed and delivered by Purchaser, and will constitute a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c)    The execution and delivery of this Agreement by Purchaser do not, and, subject to the receipt of all Regulatory Approvals, the execution and delivery of each Ancillary Agreement as of the Closing, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) contravene any provision of the Organizational Documents of Purchaser,
(ii)constitute a breach, violate the terms, conditions or provisions of, or result in a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which Purchaser is a party or is otherwise bound, or
(iii)violate in any material respect any provision of any Law to which Purchaser is subject, except, in the case of clause (ii) or (iii) above, for any such breaches, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(d)    Purchaser has all permits, licenses and registrations issued by or obtained from a Governmental Entity that are required in connection with the assumption of the Deposits.

5.3	Regulatory Matters and Consents.
(a)    Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any Consents required to be obtained by Purchaser from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement. Except for Regulatory Approvals, there are no Consents of any other Third Party required to be obtained in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement by Purchaser.

(b)    Purchaser is, and immediately upon consummation of the transactions contemplated hereby will be, “well capitalized,” as defined in the FDIA or “adequately capitalized” as defined in the FDIA with any waivers from the FDIC that may be necessary in order for Purchaser to consummate the transactions contemplated by this Agreement. If it so elected, Purchaser’s holding company would be able to qualify as a “financial holding company” that is able to engage in any activity or acquisition permitted by 12 CFR 225.86.
(c)    Purchaser was rated “Satisfactory” or “Outstanding” following its most recent CRA examination by the regulatory agency responsible for its supervision and has no reason to believe it will not maintain such rating following its next CRA examination. Purchaser has not received any notice of, and Purchaser has no knowledge of, any planned or threatened objection by any community group to any of the transactions contemplated hereby.
(d)    There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any Governmental Entity that, individually or in the aggregate, would be reasonably expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(e)    Neither Purchaser nor any of its Affiliates has received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not timely receive any necessary approval or authorization of all applicable Governmental Entities.
(f)    Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case that, individually or in the aggregate, would be reasonably expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
5.4    Compliance with Law. Purchaser is in compliance with all Laws applicable to its business, except where the failure to so comply would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.
5.5    Litigation. There is no Action pending against Purchaser in connection with its business or the transactions contemplated hereby, other than those that would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

5.6    No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated hereby.

5.7    Exclusivity of Representations. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 3.3(d), (A) SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND
(B)PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 6 COVENANTS

6.1    Purpose of Agreement. Seller and Purchaser agree and understand that Seller has informed Purchaser that a fundamental motivation and purpose for and of the transaction contemplated under this Agreement is for Seller to transition to a limited purpose fiduciary institution that complies with the provisions of 12 U.S.C. § 1841(c)(2)(D) (the “Conversion”) and that any provision of this Agreement should be interpreted to give effect to this goal.
6.2    Conduct Prior to Closing. During the period beginning on the date of this Agreement through the Closing Date (the “Pre-Closing Period”), Seller shall conduct its business with respect to the Deposits in the ordinary course, except (a) as required by this Agreement in accordance with its terms, (b) as necessary to facilitate the Conversion, or (c) as otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld or delayed. In furtherance of the prior sentence, Seller agrees that, except as consented to in writing by Purchaser, Seller shall not:
(a)    Establish or price Deposits other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect as of the date hereof), subject to the limitation in (b) below;
(b)    Offer interest rates or terms on any category of Deposits in a manner inconsistent with Seller’s past practice;
(c)    Introduce new Deposit products or market promotions other than market promotions in the ordinary course of business consistent with Seller’s past practices; provided however, that in no event shall Seller offer any “teaser” interest rates in the course of introducing any new market promotion permitted under this Section 6.2(c);
(d)    Transfer any Deposits (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);
(e)    Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the assets that would be Acquired Assets at the Closing or Deposits, except in the ordinary course of business consistent with past practice;

(f)    Solicit, agree with, or commit to, any Person to do any of the things described in clauses (a) through (e); or
(g)    Waive or reimburse any early termination penalty or fee, except as consistent with past practices.
6.3    Exclusive Dealing. During the period beginning on the date of this Agreement through the earlier of the Closing Date or the termination of this agreement, (a) neither Seller nor any of its Affiliates will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, or negotiate with or accept any proposal of, any other Person relating to any of the Acquired Assets. As of the date hereof Seller and its Affiliates have ceased and caused to be terminated any prior discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.
6.4    Access to Information; Confidentiality. During the Pre-Closing Period, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access during normal business hours and upon reasonable notice to Seller to documents and other information in the possession or control of Seller to the extent relating to the Deposits, the Acquired Assets or the Assumed Liabilities; provided, however, that Seller shall not be obligated to provide such information if doing so would (a) based on advice of Seller’s counsel, create any potential Liability under applicable Laws or would jeopardize the protection of any attorney-client or other legal privilege, or (b) in the reasonable judgment of Seller, (i) result in the disclosure of any Intellectual Property of Third Parties or (ii) violate a Contract or obligation of confidentiality owing to a Third Party. Purchaser acknowledges and agrees that any information provided to Purchaser or its representatives pursuant to this Section 6.4 or otherwise by or on behalf of Seller or its representatives in connection with this Agreement or the transactions contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement.

6.5	Governmental Approvals.
(a)    As soon as practicable and in no event later than seven Business Days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filings required in order to obtain its Regulatory Approvals, the total cost (including all filing, administrative and legal fees and expenses) of which shall be its responsibility. Purchaser shall use commercially reasonable efforts to obtain each such Regulatory Approval as promptly as reasonably practicable. Seller and Purchaser shall cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Subject to legal and regulatory limitations, Purchaser will provide Seller with copies of any applications (other than confidential portions thereof) and all correspondence relating thereto prior to filing. If any Governmental Entity shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the Parties will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.
(b)    Each Party shall promptly advise the other upon receiving any communication from any Governmental Entity whose Consent is required for consummation of the transactions contemplated by this Agreement that causes the Party to believe that there is a reasonable likelihood that the Regulatory Approvals will not be obtained or that the receipt of any such Consent will be materially delayed.
(c)    Each Party shall not take any action that would reasonably be expected to adversely affect the ability of either Party to obtain the Regulatory Approvals.
6.6    Brokered CD Deposits. Seller shall use its commercially reasonable efforts to cause the counterparties to the brokerage agreements related to the Brokered CD Deposits to provide notice of the transactions contemplated hereunder to the Customers thereunder on or prior to the Closing Date. The Parties acknowledge that the Brokered CD Deposits will continue to be subject to, and the rights and responsibilities of Purchaser with respect to the Brokered CD Deposits shall be governed by, the respective Master Certificates of Deposit after the Closing, and that Purchaser shall replace Seller as the obligor, and, without limiting the terms and conditions of this Agreement, Purchaser, rather than Seller, shall perform after the Closing the responsibilities and obligations set forth in the agreements relating to the Brokered CD Deposits.
6.7    Transfer Taxes. Notwithstanding anything herein to the contrary, all Transfer Taxes arising exclusively as a result of the transaction contemplated under this Agreement, regardless of upon whom such Taxes are levied or imposed by Law, shall be borne and paid by Purchaser. Any Tax Returns with respect to Transfer Taxes shall be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to applicable Law. Upon written request of the other Party, Seller and Purchaser shall provide to each other a true copy of each such return as filed and evidence of the timely filing thereof.

6.8	Additional Actions.
(a)    Purchaser and Seller agree to use commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
(b)    From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Acquired Assets and the Assumed Liabilities.
(c)    On and after the Closing Date, each Party will use commercially reasonable efforts to promptly deliver to the other, at such other Party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the transactions contemplated by this Agreement; and without limitation of the foregoing, on and after the Closing Date, Seller shall use commercially reasonable efforts to promptly forward any mail, communications or other material relating to the Deposits or the Acquired Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

6.9    Non-Solicitation of Accounts. For one year after the Closing Date, Seller agrees that it will not use or disclose the confidential information specifically contained in Deposit or Customer information files that relates to the Acquired Assets and Assumed Liabilities for the purpose of soliciting deposits.
6.10    Books and Records. From the date hereof through the Closing, Seller shall provide updates to the Books and Records regularly as agreed by the Parties, including immediately prior to the preparation of the Initial Closing Statement. At the Closing or as promptly as practicable after the Closing, Seller shall exercise commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser the Books and Records in a form mutually agreeable to both Parties.

6.11	Change of Name. As promptly as possible after the Closing, Purchaser will
(a)    change the name and logo on all documents relating to the Deposits to Purchaser’s name and logo, (b) notify all Customers of the consummation of the transactions contemplated by this Agreement and (c) provide all appropriate notices to the Governmental Entities required as a result of the consummation of such transactions. Purchaser shall not be required to change the name and/or logo on or replace checks, deposit slips and other Deposit materials or debit cards distributed or provided to any Customer prior to the Closing Date.
6.12    Branch. The Parties acknowledge that Purchaser intends to operate the Branch after the Closing.
6.13    Transition Plan. Subject to applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Purchaser and Seller shall use commercially reasonable efforts to cooperate to effect the orderly transition of the Acquired Assets and Assumed Liabilities from Seller to Purchaser. Purchaser shall deliver to Seller a proposed transition and conversion plan (the “Transition Plan”) no later than 15 calendar days after the date hereof, and Purchaser and Seller shall use commercially reasonable efforts to finalize the Transition Plan within 60 calendar days after the date hereof. Following completion of the Transition Plan, each of Purchaser and Seller shall perform their respective responsibilities set forth therein. In connection therewith, Seller and Purchaser shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as “transition coordinators,” who will lead the development of the Transition Plan and will oversee the implementation of such plan.

ARTICLE 7
TRANSITIONAL MATTERS

7.1    Customers.
(a)    In addition to any communications mutually agreed to by Seller and Purchaser, prior to the Closing Date:
(i)    within sixty days of the date hereof, Seller will notify the Customers that, subject to the terms and conditions of this Agreement, Purchaser will be assuming responsibility for such Deposits;

(ii)    each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to Customers that either Seller or Purchaser, as the case may be, is required to give under applicable Law or the terms of any other agreement between Seller and any Customer in connection with the transactions contemplated hereby;
(iii)    Purchaser shall prepare a Form 8-K and related materials for inclusion in the Form 8-K for filing with the Securities and Exchange Commission and all applicable stock exchanges upon or immediately following the execution and delivery of this Agreement; and
(iv)    Purchaser and Seller shall jointly prepare an announcement of the signing of this Agreement, to be delivered to Customers following the filing of the Form 8-K referenced above by Purchaser.
A Party proposing to send or publish any notice or communication pursuant to this Section 7.1 shall furnish to the other Party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to Customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such Party proposes as necessary to comply with applicable Law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the Party sending such notice or communication, and all costs and expenses of any jointly sent notice or communication shall be shared equally by Seller and Purchaser. Seller shall use its commercially reasonable efforts to, as soon as reasonably practicable and in any event within 21 days after the date hereof, provide to Purchaser a report of the names and addresses of the owners of the Deposits in connection with the mailing of such materials, and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any Customers shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the Parties in writing.
(b)    Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new non-custodial deposit customer of Seller such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable Law.
7.2    Direct Deposits. Both before and after the Closing, Seller will use commercially reasonable efforts to transfer to Purchaser on the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements that are commercially reasonable for Seller to transfer and that are related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system or other systems. Seller will use its commercially reasonable efforts to so transfer any other such arrangements.
(a)    For a period of 60 calendar days following the Closing, in the case of ACH debit or credit transactions (“ACH Entries”) to accounts constituting Deposits (the final Business Day of such period being the “ACH Entries Cut-Off Date”), Seller shall transfer to Purchaser all received ACH Entries at 12 noon Pacific time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain ACH Entries effective for that Business Day only. Purchaser shall be responsible for returning ACH Entries to the originators through the ACH clearing house for ACH Entries that cannot be posted for any reason, including as a result of insufficient funds in the applicable Deposit account or the applicable Deposit account being closed. Compensation for ACH Entries not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Entries Cut-Off Date, Seller may discontinue forwarding ACH Entries and funds and return such ACH Entries to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new ACH Entries arrangements related to the Deposits. At the time of the ACH Entries Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.
(b)    Purchaser agrees that in the event that it receives any ACH Entries related to the Deposits prior to the Closing (each, an “Unauthorized ACH Entry”), Purchaser, in its sole discretion, shall either (i) not accept such Unauthorized ACH Entry and return the related ACH Entries to the originators or (ii) provide an automated solution for the delivery of the Unauthorized ACH Entry to Seller with the correct Seller bank routing and account number so that the item can be posted to the correct Seller deposit account. Purchaser agrees to indemnify Seller for any claims or losses that Seller may incur as a result of processing an Unauthorized ACH Entry.
(c)    As soon as practicable after the notice provided in Section 7.1(a)(i), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits, the terms of which provide for ACH Entries of such accounts by third parties, instructing such customers concerning the transfer of customer ACH Entries authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. Beginning on the Closing Date, Purchaser shall provide an electronic notification of change to the ACH originators of such ACH Entries with account numbers relating to the Deposits.
(d)    Purchaser shall establish ACH service prior to the Closing Date for all ACH originator accounts. As soon as practicable after the notice provided in Section 7.1(a)(i), Purchaser shall contact all ACH originator clients to (i) notify them of the change in service following the Closing Date and (ii) establish ACH service prior to the Closing Date, including appropriate client testing. Any ACH origination file received prior to the Closing Date regardless of the effective date will be processed by Seller. Seller will be responsible for creating client reporting for any ACH return transactions that were originated prior to, but returned after, the Closing Date. Seller may create settlement transactions to ACH originators for returned or exception transactions received for files originated prior to the Closing Date for a period of up to 60 days following the Closing Date or the effective date of the last file processed by the Seller prior to the Closing Date, whichever is later. These settlement transactions will be posted to the Purchaser’s account and Purchaser will be provided the details of these transactions to post.

7.3	Direct Debits. As soon as practicable after the notice provided in
Section 7.1(a)(i), Purchaser shall send appropriate notice to all Customers with Deposit accounts providing for direct debit of such accounts by Third Parties, instructing such Customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the Parties and would require such Customers to re-authorize their direct debits with Purchaser.
7.4    Wires. After the Closing Date, Seller shall (a) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires (“Wires”) received by Seller for credit to accounts constituting Deposits, (b) return all Wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (c) upon reasonable request by Purchaser, provide Purchaser with historical incoming Wire history information with respect to the 13-month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The Wire history information provided under the terms of the previous sentence shall include the transaction details, including the beneficiary account number, beneficiary account name, cumulative value and total number of Wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new Wire instructions to the receivers (beneficiaries) who have received ten or more Wires during the Covered Period. Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than 30 calendar days prior to the Closing Date. Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s Wire transfer- specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the Wire operation for the initiation of a wire transfer. At least five Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions.

7.5	Interest Reporting and Withholding.
(a)    Unless otherwise agreed to by the Parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon, the Deposits. Any amounts required by any Governmental Entities to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable Law or appropriate notice from any Governmental Entity and will be remitted by Seller to the appropriate Governmental Entity on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date under a pending withholding notice or order shall be disclosed by Seller to Purchaser, and will be withheld by Purchaser in accordance with applicable Law or appropriate notice from any Governmental Entity and will be remitted by Purchaser to the appropriate Governmental Entity on or prior to the applicable due date.
(b)    Unless otherwise agreed by the Parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices and forms required to be delivered following the Closing Date with respect to the Deposits.
7.6    Errors. Where a depositor of a Deposit has notified Seller of an error pursuant to the Electronic Funds Transfer Act and Regulation E, its implementing regulations promulgated by the Consumer Financial Protection Bureau, and Seller, prior to the Closing, has recredited the disputed amount to the relevant account during the conduct of an error investigation where the depositor had met the error notice requirements of Regulation E, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller.

7.7	Data Processing Conversion and Handling of Certain Items.
(a)    The conversion of the data processing with respect to Seller, the Acquired Assets and the Deposits will be completed on the Closing Date unless otherwise agreed to by the Parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the transactions contemplated hereby.
(b)    During the 90-day period after the Closing Date, any Deposits or other payments received by a Party in error shall be returned to the appropriate Party within two Business Days of receipt.
(c)    Prior to the Closing Date, Purchaser will open and maintain a demand deposit account at Purchaser (the “Clearing Account”) to be used as a source of payment and settlement for all of Seller’s official bank or cashier’s checks outstanding as of the Closing Date (the “Outstanding Items”). Seller agrees to fund and to maintain a balance in the Clearing Account equal to the aggregate amount of the Outstanding Items, and Purchaser agrees to clear all Outstanding Items with funds held in the Clearing Account. Additionally, the Clearing Account funded by Seller at the Closing Date with amounts equal to all of Seller’s Outstanding Items will be administered as a positive pay system, whereby Purchaser will clear all presented checks meeting positive pay criteria and reject all other checks drawn on the account not matching positive pay.
7.8    Actions with Respect to IRA Deposits. With respect to Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish at Closing either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller’s authority and responsibility as custodian of all such IRA deposits, including sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors and filing any appropriate applications with applicable Governmental Entities. If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby post-Closing. At or before the Closing, Seller shall (a) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA of which it is the trustee or custodian (other than the

Excluded IRA Deposits), (b) to the extent permitted by the documentation governing each such IRA and applicable Laws, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser’s plan documents for its IRA and assumes all legal and custodial obligations with respect thereto as of the close of business on the Closing Date, and
(c) deliver to the IRA grantor such notice of the foregoing as is required by the documentation governing each such IRA or applicable Laws. Purchaser shall be solely responsible for delivering its IRA documents to the applicable IRA grantor, including a beneficiary designation form to be completed by the applicable IRA grantor; provided, however, that Seller shall provide Purchaser with copies of all beneficiary designations in its files with respect to the IRAs (other than the Excluded IRA Deposits) and Purchaser may continue to apply such beneficiary designations unless and until they are modified by the IRA grantor. If, pursuant to the terms of the documentation governing any such IRA or applicable Laws, (i) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor employer sponsor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (ii) such IRA includes assets which are not Deposits and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA shall be excluded from the Deposits (such excluded deposits liabilities being herein called the “Excluded IRA Deposits”) and Seller shall remain solely responsible for all liabilities other than the repayment of principal and interest, and shall indemnify and hold harmless Purchaser with respect to any other liabilities with respect to the Excluded IRA Deposits. Upon appointment as a successor custodian for such IRA Deposits (other than the Excluded IRA Deposits) or as a successor trustee or custodian, as applicable, for such IRAs, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations, post-Closing.

7.9	Access to Records.
(a)    After the Closing Date, each of the Parties shall, to the extent permitted by applicable Law and at such other Party’s expense, subject to confidentiality requirements, for a period of time not to exceed the period set forth in the Party’s internal record retention requirements, permit the other Party reasonable access to any applicable books and records (including the Books and Records) in its possession relating to matters arising on or before the Closing Date in connection with the Deposits and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any Third Party claim, action, litigation or other proceeding involving the Party requesting access to such books and records,
(iv)any legal obligation owed by such Party to any present or former depositor or other customer, or (v) Tax purposes. Such Party requesting such access shall not use the Books and Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Books and Records, whether held by Purchaser or Seller, shall be maintained for the period required by applicable Law, unless the Parties shall agree in writing to a longer period.
(b)    Seller shall use its commercially reasonable efforts to cooperate with and assist Purchaser to respond to inquiries from Customers for activity occurring on or prior to the

Closing Date, including but not limited to: copies of paid items, statements and other records related to such customer information or research requests.

7.10	Taxes. After the Closing Date:
(a)    Each of Seller and Purchaser shall make available to the other and to any taxing authority as reasonably requested all relevant information, records and documents relating to Taxes with respect to the Acquired Assets and the Assumed Liabilities;
(b)    Each of Seller and Purchaser shall provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Acquired Assets and the Assumed Liabilities for taxable periods for which the other may have a liability under this Agreement; and
(c)    The Party requesting assistance or cooperation shall bear the other Party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

ARTICLE 8 CONDITIONS
8.1    Conditions to the Obligation of the Parties. The respective obligations of the Parties hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived, to the extent legally permissible, in writing in whole or in part by the Parties in their sole reasonable discretion).
(a)    Regulatory Approvals. All Regulatory Approvals and, if applicable, any other required Consents from state Governmental Entities in connection with an Affiliate transaction to fund the Estimated Payment Amount shall have been obtained and remain in full force and effect, and all waiting periods applicable to the consummation of the transactions contemplated by the Agreement shall have expired or been terminated.
(b)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Court Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise enjoining or prohibiting the consummation of such transactions.
8.2    Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole reasonable discretion).

(a)    Representations and Warranties. Each of the representations and warranties of Seller in Article 4 shall be true and correct (without giving effect to materiality, Material Adverse Effect or any similar qualification) as of the Closing as if made at such time

(except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects.
8.3    Conditions to the Obligations of Seller. The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole reasonable discretion):
(a)    Representations and Warranties. Each of the representations and warranties of Purchaser in Article 5 shall be true and correct (without giving effect to materiality or any similar qualification) as of the Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.
ARTICLE 9
TERMINATION
9.1    Termination.
(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i)    by mutual written consent of Seller and Purchaser;
(ii)    by Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 8.2 not to be satisfied, and such breach is incapable, in the reasonable opinion of Purchaser, of being cured within 60 days following Purchaser’s delivery of notice to Seller of such breach or failure to perform; provided, that Purchaser may terminate this Agreement pursuant to this clause (ii) only if, at the time of termination, Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would necessarily cause a condition to Closing not to be met;

(iii)    by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 8.3 not to be satisfied, and such breach is incapable of being cured within 60 days following Seller’s delivery of notice to Purchaser of such breach or failure to perform; provided, that Seller may terminate this Agreement pursuant to this clause (iii) only if, at the time of termination, Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition to Closing not to be met;
(iv)    by either Seller or Purchaser if any Governmental Entity shall have issued a Court Order or taken any other Action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Court Order or other Action shall have become final and non-appealable; or
(v)    by either Seller or Purchaser if the Closing does not occur on or prior to January 31, 2019 (the “Termination Date”); provided, that Seller, on the one hand, and Purchaser, on the other hand, may terminate this Agreement pursuant to this clause (v) only if, at the time of termination, Seller or Purchaser (as the case may be) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition to Closing not to be met; provided, further, that if the sole outstanding condition is receipt of a Regulatory Approval, then the Termination Date automatically shall be extended by two additional months.
(b)    In the event of termination by a Party pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.
9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, any obligation to complete the Closing or the other transactions contemplated by this Agreement shall terminate and this Agreement forthwith shall become void and there shall be no Liability on the part of either Party except that nothing herein shall relieve any Party from Liability for any material breach of this Agreement occurring prior to such termination.
ARTICLE 10 INDEMNIFICATION AND REMEDIES

10.1	Survival.
(a)    The representations and warranties in this Agreement (other than the Fundamental Representations) shall survive the Closing until the date that is 18 months after the Closing Date (the “General Survival Period”). The Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and agreements to be performed by or on behalf of a Party prior to the Closing shall survive the Closing until the expiration of the General Survival Period. The covenants and agreements that by their terms are to be performed by or on behalf of a Party after the Closing shall survive until the earlier of (i) the date that such covenants and agreements are fully performed or waived by the other Party and (ii) the expiration of the applicable statute of limitations.

(b)    The termination of the representations, warranties, covenants and agreements provided herein shall not affect the rights of a Party in respect of any Claim made by such Party in writing and received by the other Party prior to the expiration of the applicable survival period.

10.2	Indemnification.
(a)    Subject in all cases to the limits on indemnification in this Article 10, following the Closing, Seller shall indemnify Purchaser, its Affiliates and each of their respective officers, directors and employees (“Purchaser Indemnified Parties”) for any Damages incurred by any such Purchaser Indemnified Party that arise out of or result from (i) the breach of any representation or warranty of Seller contained in this Agreement, (ii) the breach of any covenant or agreement of Seller contained in this Agreement or (iii) the Excluded Liabilities.
(b)    Subject in all cases to the limits on indemnification in this Article 10, following the Closing, Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors and employees (“Seller Indemnified Parties” and, together with Purchaser Indemnified Parties, “Indemnified Parties”) for any Damages incurred by any such Seller Indemnified Party that arise out of or result from (i) the breach of any representation or warranty of Purchaser contained in this Agreement, (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement or (iii) the Assumed Liabilities.

10.3	Limitations on Indemnification.
(a)    Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable to the Purchaser Indemnified Parties (i) in respect of any Damages incurred or suffered by such Purchaser Indemnified Party that is not a Qualifying Loss, and (ii) until such time as the aggregate amount of all Qualifying Losses of the Purchaser Indemnified Parties exceeds an amount equal to $100,000, and then only for such portion of the aggregate amount of all Qualifying Losses in excess thereof. The aggregate liability of Seller under this Agreement shall not exceed $3,000,000.
(b)    Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be liable to the Seller Indemnified Parties (i) in respect of any Damages incurred or suffered by such Seller Indemnified Party that is not a Qualifying Loss, and (ii) until such time as the aggregate amount of all Qualifying Losses of the Seller Indemnified Parties exceeds an aggregate amount equal to $100,000, and then only for such portion of the aggregate amount of all Qualifying Losses in excess thereof. The aggregate liability of Purchaser in respect of claims for indemnification for breaches or inaccuracies of any representation or warranty of Purchaser that is not a Fundamental Representation shall not exceed $1,000,000. The aggregate liability of Purchaser in respect of claims for indemnification under Sections 10.2(b)(i) and 10.2(b)(ii) shall not exceed $3,000,000.

(c)	With respect to each indemnification obligation in this Agreement:
(i) each such obligation shall be calculated net of any Tax benefit actually realized; (ii) all Damages shall be net of any Eligible Insurance Proceeds; and (iii) IN NO EVENT SHALL AN INDEMNIFYING PARTY HAVE LIABILITY TO THE INDEMNIFIED PARTY FOR ANY

CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION, EXEMPLARY OR SPECIAL DAMAGES, ANY DAMAGES BASED UPON ANY TYPE OF MULTIPLE OR DIMINUTION IN VALUE, OR OTHER SIMILAR ITEMS.
(d)    If any portion of Damages to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 180 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”. Any amount payable by an Indemnifying Party pursuant to this Article 10 shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a Third Party any Eligible Insurance Proceeds and/or any other amount in respect of any Damages for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this Article 10, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of
(i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(e)    Any Indemnified Party shall take all commercially reasonable steps to mitigate any Damages incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.
(f)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.2(a) or Section 10.2(b) and the Indemnified Party could have recovered all or a part of such Damages from a Third Party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
(g)    Any indemnity payment made hereunder shall be treated by Seller and Purchaser as an adjustment to the Settlement Amount.
(h)    Any liability for any Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.

10.4	Sole and Exclusive Remedy. Following the Closing, recovery pursuant to Section
10.2 shall be the sole and exclusive remedy of the Indemnified Parties for any and all Damages related to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall limit in any way any such Indemnified Party’s remedies in respect of Fraud in connection with this Agreement or the transactions contemplated hereby.

10.5	Procedure for Claims.
(a)    In each instance, when a claim for indemnification pursuant to Section
10.2 (a “Claim”) is to be made by an Indemnified Party entitled to indemnification hereunder, the aggregate amount of Damages sought with respect to one or more of the submitted Claims must exceed $5,000. The Indemnified Party claiming indemnification shall give written notice to the other Party (the “Indemnifying Party”) reasonably promptly after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Damages for which indemnification may be sought under Section 10.2, or receipt by the Indemnified Party of notice of a claim involving the assertion of a claim by a Third Party, including a Governmental Entity, that may give rise to Damages for which indemnification may be sought under Section 10.2 (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”). The failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except and only to the extent that the Indemnifying Party suffers damage caused by such failure. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the notice as may be required by court proceeding in the event of a litigated matter) after receipt of the notice to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim, in which case the Indemnifying Party shall be obligated to defend the Indemnified Party against such Third Party Claim. In the case of a Third Party Claim, subject to the limitations of Section 10.2, the party conducting the defense (the “Defending Party”) shall determine and conduct the defense, compromise or settlement of such Third Party Claim, and, subject to the limitations of Section 10.2, (a) the other party (the “Non-Defending Party”) shall make available to the Defending Party any documents and materials in its or its Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim and (b) the Defending Party shall keep the other Party reasonably informed of all material developments and events relating to such Third Party Claim. The Non- Defending Party, at its sole option and expense, may participate in any defense and investigation of such Third Party Claim or settlement negotiations with respect to such Third Party Claim, unless the Non-Defending Party shall have reasonably concluded, based on the written advice of counsel, that representation of the Non-Defending Party by the same counsel as represents the Defending Party would be inappropriate due to an actual material conflict of interest between them, in which chase the Non-Defending Party’s participation shall be at the expense of the Defending Party. Except with the written consent of the Non-Defending Party (not to be unreasonably withheld, conditioned or delayed), the Defending Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any compromise or settlement (w) which does not include as an unconditional term thereof the giving to the Indemnified Party by the Third Party of a release from all liability with respect to such suit, claim, action or proceeding; (x) unless there is no finding or admission of (i) any violation of Law by the Indemnified Party (or any Affiliate thereof), (ii) any liability on the part of the Indemnified Party (or any Affiliate thereof) not indemnified hereunder or (iii) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same Third Party against the Indemnified Party (or any Affiliate thereof); (y) which exceeds the applicable indemnification limitations as set forth herein; or (z) which provides for injunctive or other non-monetary equitable relief against the Indemnified Party or its Affiliates or their respective businesses.
(b)    Notwithstanding the foregoing, if a Third Party Claim includes or would reasonably be expected to include both a claim for Taxes that are Liabilities pursuant to Section 2.3(c) (“Purchaser Taxes”) and a claim for Taxes that are not Liabilities pursuant to Section 2.3(c) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim”). In such case, the other Party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non- Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

ARTICLE 11 MISCELLANEOUS
11.1    Public Announcements. Other than as set forth in Section 7.1, no Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the prior approval of the other Party, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make a public disclosure, such Party shall submit the proposed disclosure in writing as far in advance of the disclosure as practicable to the other Party and provide the other Party a reasonable opportunity to comment thereon. The contents of any public announcement, press release or other public disclosure that has been reviewed and approved by the reviewing Party or that is consistent with the foregoing may then be rereleased by any Party without a requirement for advance notice or reapproval.
11.2    Expenses. Whether or not the transactions contemplated hereby are consummated and, except as otherwise specified herein, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.
11.3    Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service or transmitted by facsimile or email (receipt verified), and shall be deemed to be effective upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address, fax number or email address set forth below, or at such other address, fax number or email address as may from time to time be furnished by similar notice by either Party:

If to Seller:    Nationwide Bank
One Nationwide Plaza Columbus, OH 43215 Attn: President
With a copy to:    Debevoise & Plimpton LLP
919 Third Avenue New York, NY 10022
Attn: Gregory J. Lyons
Clare K. Lascelles Fax:    212-521-7566
Email: gjlyons@debevoise.com cklascelles@debevoise.com
With a copy to:    Nationwide Mutual Insurance Company
One Nationwide Plaza Columbus, OH 43215
Attn: Anthony Sharett, SVP, Legal Marketing & Emerging Businesses
Email: sharea1@nationwide.com
If to Purchaser:    BofI Federal Bank
4350 La Jolla Village Drive, Suite 140 San Diego, CA 92122
Attn:    Gregory Garrabrants Fax:    858-764-6561
Email: ggarrabrants@bofifederalbank.com
With a copy to:    BofI Federal Bank
4350 La Jolla Village Drive, Suite 140 San Diego, CA 92122
Attn:    Eshel Bar-Adon Fax:    858-764-6561
Email: ebaradon@bofifederalbank.com
11.4    Entire Agreement; Modification. This Agreement (including all Schedules, Exhibits and attachments hereto), together with the Confidentiality Agreement, contains the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, commitments and writings between the Parties with respect of the subject matter hereof, and may not be changed or modified in any manner unless in a written instrument duly approved by both Parties.
11.5    Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.
11.6    No Waiver; Cumulative Remedies. No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
11.7    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each Party hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement, the Ancillary Agreements or any transaction contemplated by this Agreement, in any court other than any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.3 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.8    Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

11.9    Assignments. Neither Party shall be permitted to assign this Agreement or any of its rights or obligations under this Agreement, directly or by operation of law or otherwise, without the other Party’s express, prior written consent, except that each Party may assign this Agreement and/or any of its rights hereunder, in whole or in part, to an Affiliate without the other Party’s consent; provided, that no such assignment shall relieve such Party of any of its obligations under this Agreement and no such assignment shall result in an increase in Transfer Taxes or withholding (or similar taxes) on payments to Seller hereunder. Any such purported assignment or sublicense in violation of this Agreement shall be null and void ab initio.
11.10    No Third Party Beneficiaries. Except as otherwise expressly provided in Section 10.2(a) or Section 10.2(b), this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.
11.11    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, each of the Parties, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers of Purchaser and Seller as of the date first above written.

NATIONWIDE BANK, as Seller

By:     /s/ Thomas P. Reed
Name: Thomas P. Reed
Title: VP, CFO

[Signature Page to Purchase and Assumption Agreement]

BOFI FEDERAL BANK, as Purchaser

By:         /s/ Gregory Garrabrants

Name: Gregory Garrabrants
Title: President and CEO

[Signature Page to Purchase and Assumption Agreement]

Exhibit A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [•], has been made and entered into by and between Nationwide Bank, a federal savings bank (the “Assignor”), and BofI Federal Bank, a federal savings bank (the “Assignee”).

W I T N E S S E T H

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Assumption Agreement (the “Purchase Agreement”), dated as of August 2, 2018;

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement at the closing of the transactions contemplated thereby (the “Closing”); and

WHEREAS, pursuant to Section 2.3 of the Purchase Agreement, the Assignor wishes to assign to the Assignee, and the Assignee wishes to assume, the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1.Definitions. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Purchase Agreement.

2.Assignment and Assumption of Assumed Liabilities. Pursuant to the requirements of the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Closing, the Assignor hereby assigns to Assignee, and Assignee irrevocably and unconditionally assumes and becomes responsible for, all of the Assumed Liabilities.

3.No Modification of the Purchase Agreement. Nothing contained herein shall release either of the parties to the Purchase Agreement from any of their respective obligations under the Purchase Agreement or in any way supersede, enlarge, diminish, limit, amend or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.Further Assurances. The parties hereto agree to take, or cause to be taken, and to cause each of their respective Affiliates to take or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that another party may reasonably request, in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

5. General Provisions. Sections 11.2, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9 and 11.10 of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Pages Follow]

1004556841v2

IN WITNESS WHEREOF, the Assignor and the Assignee have each caused this instrument to be signed by its proper and duly authorized officers as of the date and year first written above.

ASSIGNOR:

NATIONWIDE BANK

By:_________________________________
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

ASSIGNEE:

BOFI FEDERAL BANK

By:_________________________________
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Exhibit B

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this "Bill of Sale"), dated as of [•], has been made and entered into by and between Nationwide Bank, a federal savings bank (“Transferor”), and BofI Federal Bank, a federal savings bank (“Transferee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Purchase and Assumption Agreement, dated as of August 2, 2018 (the “Agreement”) by and between Transferor and Transferee;

WHEREAS, the Agreement contemplates the execution and delivery of this Bill of Sale at the closing of the transactions contemplated thereby (the “Closing”); and

WHEREAS, Transferor desires to sell, and Transferee desires to purchase, all of Transferor’s rights, titles and interests in the Acquired Assets.

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1.Definitions. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

2.Sale and Purchase. Pursuant to the requirements of the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as of the Closing, (a) Transferor hereby sells, conveys, assigns, transfers and delivers to Transferee, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Transferor’s right, title and interest in and to all of the Acquired Assets and (b) Transferee hereby purchases from Transferor, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Transferor’s right, title and interest in and to all of the Acquired Assets.

3.No Modification of the Agreement. Nothing contained herein shall release either of the parties to the Agreement from any of their respective obligations under the Agreement or in any way supersede, enlarge, diminish, limit, amend or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Agreement. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

4.Further Assurances. Transferor hereby agrees to take, or cause to be taken, and to cause its Affiliates to take or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that Transferee may reasonably request in order to effect the intent and purpose of this Bill of Sale and the transactions contemplated hereby.

5. General Provisions. Sections 11.2, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9 and 11.10 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Pages Follow]

1004556436v2

IN WITNESS WHEREOF, Transferor and Transferee have each caused this instrument to be signed by its proper and duly authorized officers as of the date and year first written above.

TRANSFEROR:

NATIONWIDE BANK

By:_________________________________
Name:
Title:

TRANSFEREE:

BOFI FEDERAL BANK

By:_________________________________
Name:
Title:

Seller Disclosure Letter

SELLER DISCLOSURE LETTER

to

PURCHASE AND ASSUMPTION AGREEMENT

between

NATIONWIDE BANK

and

BOFI FEDERAL BANK

Dated as of August 2, 2018

TABLE OF CONTENTS

Page

Preamble    1
Schedule 1.1(a) Branch    2
Schedule 1.1(b) Excluded Deposits    3
Schedule 1.1(c) Regulatory Approvals    4
Schedule 1.2(i) Knowledge    5
Schedule 2.1(c) Fixed Assets    6
Schedule 2.1(d) ATMs and ITMs    9

i

SELLER DISCLOSURE LETTER

Reference is made to the Purchase and Assumption Agreement, dated as of August 2, 2018 (the “Agreement”), by and between Nationwide Bank, a federal savings bank (“Seller”), and BofI Federal Bank, a federal savings bank (“Purchaser”). This Seller Disclosure Letter is the Seller Disclosure Letter referred to in the Agreement. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Agreement.

The schedule references in this Seller Disclosure Letter correspond to the section and subsection numbers in the Agreement. Disclosure made in any particular Schedule shall be deemed made in all other Schedules in this Seller Disclosure Letter if it is reasonably apparent that such disclosure applies or would apply to such other representations and warranties.

Unless otherwise specified, documents attached to or delivered with any Schedule of this Seller Disclosure Letter are incorporated in their entirety into that Schedule of this Seller Disclosure Letter. This Seller Disclosure Letter and any documents attached to or delivered with this Seller Disclosure Letter are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of Seller, except as and to the extent expressly provided in the Agreement.

Matters reflected in this Seller Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected in this Seller Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Disclosure of any fact or item in any Schedule of this Seller Disclosure Letter shall not constitute an admission against Seller’s interests or an admission of any obligation to a third party or liability under any applicable law or an acknowledgment that such fact or item is required by the Agreement to be disclosed herein. Disclosure of any fact or item in any Schedule of this Seller Disclosure Letter shall not necessarily mean that such item or fact is material to the business or financial condition of Seller individually or taken as a whole, nor shall such fact or item be deemed to establish a standard of materiality or a basis for interpreting terms such as “material,” “materially,” “materiality,” “Material Adverse Effect” or any similar qualification in the Agreement.

Headings and subheadings (other than references to sections and subsections of the Agreement) in this Seller Disclosure Letter are for convenience of reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed in this Seller Disclosure Letter, to expand or limit the effect of the disclosures contained in this Seller Disclosure Letter or to otherwise affect the interpretation of the Agreement or this Seller Disclosure Letter. The descriptions of agreements and documents in this Seller Disclosure Letter are summaries only and are qualified in their entirety by the specific terms or such agreements or documents.

This Seller Disclosure Letter is provided subject to the Confidentiality Agreement.

Schedule 1.1(a) Branch

Schedule 1.1(b) Excluded Deposits

Schedule 1.1(c) Regulatory Approvals

Schedule 1.2(i) Knowledge

Schedule 2.1(c) Fixed Assets

Schedule 2.1(d) ATMs and ITMs